City of Buenos Aires, October 29, 2024 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. Mercado Abierto Electrónico S.A. (MAE) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in order to comply with section 2, Chapter I, Title XII of the Argentine National Securities Commission (Comisión Nacional de Valores) Rules (2013 revised version). Following the information provided in the Relevant Event dated November 7, 2022, Loma Negra C.I.A.S.A. (the “Company”) informs that it has been notified of Resolution No. 357/2024 issued by the Argentine Secretary of Industry and Commerce (Secretaría de Industria y Comercio)(the “Resolution”), which closed the investigation, based on the prior opinion of the Argentine Antitrust Commission (the “CNDC” as per its acronym in Spanish). The CNDC determined that the Company did not engage in anti-competitive behavior. The Resolution is final and binding. Sincerely, Marcos I. Gradin Investor Relations Officer LOMA NEGRA C.I.A.S.A.